Exhibit 99.1

Chelsea Therapeutics Signs Exclusive Droxidopa License Agreement With Dainippon Sumitomo Pharma

Agreement Supports Expedited Clinical Development of Droxidopa and Strengthens Competitive Position

Charlotte, NC, May 30, 2006 – Chelsea Therapeutics International, Ltd. (NASDAQ: CHTP) has entered into an exclusive license agreement with Dainippon Sumitomo Pharma Co., Ltd. (DSP) for the global development and commercialization rights to L-Threo DOPS (L-DOPS or Droxidopa), excluding Japan, Korea, China and Taiwan. Droxidopa, a synthetic amino acid for the treatment of neurogenic orthostatic hypotension, currently generates annual revenue of approximately $50 million in Japan.

On May 8, Chelsea announced its intent to seek Orphan Drug Status and begin clinical development of Droxidopa for the treatment of neurogenic orthostatic hypotension. In securing development rights from DSP, Chelsea gains access to all clinical data and manufacturing processes related to Droxidopa’s 20-year combined clinical and commercial development by DSP. This data is expected to reduce the required clinical testing for U.S. and E.U. marketing approval and expedite critical path to commercialization. Chelsea anticipates filing its application for Orphan Drug Status with the U.S. FDA and European Health Agencies in the third quarter of 2006 and subsequently initiating a clinical program for Droxidopa in 2007.

“This licensing agreement with DSP provides Chelsea with exclusive access to a substantial body of clinical safety and efficacy data believed to be applicable to both the U.S. and E.U. regulatory approval process - further supporting an expedited development program and creating a sizable barrier to entry for potential competitors” commented Dr. Simon Pedder, Chelsea’s President and Chief Executive Officer. “Assets and advantages provided by this agreement, combined with our planned orphan drug strategy and Life Cycle strategy, uniquely position Chelsea to realize the global potential of Droxidopa and capture an attractive commercial market.”

About Droxidopa

Droxidopa is currently marketed in Japan by DSP, the fifth-largest pharmaceutical company in Japan and among the top 40 pharmaceutical companies worldwide. The compound initially received approval in 1989 for the treatment of frozen gait or dizziness associated with Parkinson’s Disease and for the treatment of orthostatic hypotension, syncope or dizziness associated with Shy-Drager syndrome and Familial Amyloidotic Polyneuropathy. In 2000, DSP received expanded marketing approval to include treatment of vertigo, dizziness and weakness associated with orthostatic hypotension in hemodialysis patients.

Chronic, symptomatic orthostatic hypotension is a neurogenic disorder resulting from a deficient release of norepinephrine, the neurotransmitter used by autonomic nerves to send signals to the blood vessels and the heart. This deficiency results in sudden, decreased blood pressure when a person assumes a standing position and is characterized by lightheadedness, dizziness, blurred vision and syncope. Droxidopa, an orally active synthetic precursor of norepinephrine, increases the supply of norepinephrine available for delivery to its receptors to improve orthostatic blood pressure and alleviate symptoms of orthostatic hypotension.

An estimated 100,000 U.S. patients suffer from chronic, symptomatic orthostatic hypotension which is commonly associated with Parkinson’s Disease, Pure Autonomic Failure (PAF) and Multiple System Atrophy (MSA), a name that encompasses disorders previously known as striatonigral degeneration, olivoponto-cerebellar atrophy and the Shy-Drager syndrome.

About Dainippon Sumitomo Pharma Co., Ltd.

Dainippon Sumitomo Pharma Co., Ltd. headquartered in Osaka, Japan, was formed in 2005 through the merger of Dainippon Pharmaceutical Co., Ltd. and Sumitomo Pharmaceuticals Co., Ltd. The company has since then concentrated on integrating and solidifying its business infrastructure by strengthening its national sales network in Japan. In addition to this major business strategy, DSP has been extending its research and development capabilities for globally successful products. DSP is currently developing several compounds through its local subsidiaries in Europe and the United States. Major products available in the United States are zonisamide and meropenem, which were discovered by DSP’s research laboratories and are respectively marketed under license, by Eisai and AstraZeneca. Further information regarding DSP is available at http://www.ds-pharma.co.jp/.

About Chelsea Therapeutics

Chelsea Therapeutics is a biopharmaceutical development company that acquires and develops innovative products for the treatment of a variety of human diseases. Chelsea develops technologies that address important unmet medical needs or offer improved, cost-effective alternatives to current methods of treatment. Early clinical data suggests that Chelsea’s lead product candidate, CH-1504, may support a safe and effective treatment for rheumatoid arthritis and may have further applications for psoriasis, certain cancers and other immunological disorders.

This press release contains forward-looking statements regarding future events. These statements are just predictions and are subject to risks and uncertainties that could cause the actual events or results to differ materially. These risks and uncertainties include reliance on collaborations and licenses, risks and costs of drug development, regulatory approvals, intellectual property risks, our reliance on our lead drug candidate CH-1504, our history of losses and need to raise more money, competition, market acceptance for our products if any are approved for marketing, reliance on key personnel including specifically Dr. Pedder, management of rapid growth, and the need to acquire or develop additional products.

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Chelsea Therapeutics:

Nick Riehle	Kathryn McNeil
Chief Financial Officer	Investor/Media Relations
704-341-1516 x101	718-788-2856